As filed with the Securities and Exchange Commission on January 26, 1999.
                                                        Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933

                                 Sims Communications, Inc.
              (Exact name of registrant as specified in charter)

                                     Delaware
                (State or other jurisdiction of incorporation)

                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
      65-0287558                 (949) 261-6665
    (IRS Employer I.D.  (Address, including zip code, and telephone number
         Number)          including area of principal executive offices)

                                  Mark Bennett
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
         (Name and address, including zip code, and telephone number, including area code, of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date
                         of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          CALCULATION OF REGISTRATION  FEE

Title of each                         Proposed      Proposed
  Class of                            Maximum        Maximum
Securities           Securities       Offering      Aggregate         Amount of
  to be                to be         Price Per      Offering        Registration
Registered           Registered        Unit (1)       Price              Fee


Common Stock (2)      2,810,000         $1.50       $4,215,000         $1,244
Common Stock (3)        825,000         $1.50        1,237,500            365
Common Stock (4)         37,500         $1.50           56,250             17
                     -----------     -----------      ---------        -------
Total                 3,672,500                     $5,508,750         $1,626
                      =========                     ==========         ======

(1) Offering price computed in accordance with Rule 457(c).
(2) Shares of Common Stock issuable upon conversion of Company's Series C Preferred Stock. Includes additional shares which may be issued due to potential adjustments to conversion rate.
(3) Shares of Common Stock issuable upon the exercise of Warrants. Under certain conditions the Warrants may be issued to the holders of the Company's Series C Preferred Stock. Includes additional shares which may be issued due to potential adjustments to Warrant exercise price.
(4) Shares of Common Stock issuable upon the exercise of Sales Agent's Warrants.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Series D Preferred Stock or upon the exercise of the Warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Series D Preferred Stock, the Series A Warrants, the Series B Warrants and/or the Sales Agent's Warrants.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           CEL-SCI CORPORATION

                          CROSS REFERENCE SHEET

          Item in Form                               S-3 Location in Prospectus

Item 1  Forepart of the Registration Statement
        and Outside Front Cover Page of
        Prospectus ................................  Facing Page;Outside Front
                                                     Cover Page

Item 2  Inside Front and Outside Back Cover          Inside Front Cover Page;
        Pages of Prospectus .......................  Outside Back Cover Page

Item 3  Summary Information, Risk Factors
        Ratio of Earnings to Fixed Changes ......... Prospectus Summary; Risk
                                                     Factors

Item 4  Use of Proceeds .............................Not Applicable.

Item 5  Determination of Offering Price .............Selling Shareholders

Item 6  Dilution .................................   Comparative  Share Data

Item 7  Selling Security Holders ....................Selling Shareholders

Item 8  Plan of Distribution ........................Selling Shareholders

Item 9  Description of Securities to be
        Registered ................................. Description of Securities

Item l0 Interest of Named Experts and Counsel .......Experts

Item 11 Material Changes ............................Prospectus Summary

Item 12 Incorporation of Certain Information by
        Reference ...................................Documents Incorporated by
                                                     Reference

Item l3 Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities ...............................  Indemnification

PROSPECTUS                    SIMS COMMUNICATIONS, INC.
                                  Common Stock

      This  Prospectus  relates to:

    1. The sale of shares of the Common Stock of Sims Communications, Inc. (the "Company") by holders of the Company's Series C Preferred Stock (the "Preferred Stock") if and when the holders of the Series C Preferred Stockelect to  convert  the  Preferred  Stock  into shares of the Company's Common Stock.

   2. The sale of up to 825,000 shares of common stock issuable upon the exercise of Warrants which may be issued under certain circumstances to the holders of the Series C Preferred Stock.

   3. The sale of up to 37,500 shares of common stock issuable upon the exercise of Sales Agent Warrants.

    The holders of the Series C Preferred Stock, the Warrants and the Sales Agent Warrants referred to above, to the extent they convert the Preferred Stock into shares of Common Stock or exercise the Warrants or Sales Agent Warrants and receive shares of the Company's Common Stock, are referred to in this Prospectus as the "Selling Shareholders". For further information concerning the terms of the Preferred Stock, Warrants and options described above, see "Comparative Share Data".

      The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders. The Selling Shareholders have advised the Company that they may from time to time sell the shares covered by this Prospectus in ordinary brokerage transactions, in negotiated transactions or otherwise, at prevailing market prices at the time of sale or at negotiated prices. The costs of registering the shares offered by the Selling Shareholders are being paid by the Company. The Selling Shareholders will pay all other costs associated with the sale of their shares. See "Selling Shareholders".

    THESE  SECURITIES  ARE  SPECULATIVE  AND  INVOLVE A HIGH  DEGREE OF RISK AND
SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" AND "COMPARATIVE SHARE DATA".

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESEN- TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      On January , 1999 the closing price of the Company's Common Stock on the NASDAQ SmallCap Market was $ .

                The Date of this Prospectus is January  , 1999

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the
"Act"), with respect to the shares of common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                       DOCUMENTS INCORPORATED BY REFERENCE

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:

                            Sims Communications, Inc.
                            18001 Cowan, Suite C & D
                                Irvine, CA 92614
                                 (949) 261-6665
                              (949) 261-0323 (fax)

      The  following   documents  filed  with  the  Commission  by  the  Company
(Commission  File No.  0-25474) are hereby  incorporated  by reference into this
Prospectus:

    (1) Annual Report on Form 10-K for the fiscal year ended June 30, 1998. (2) Quarterly report on Form 10-Q for the quarter ending September 30, 1998.

    (3) 8-K report dated December 14, 1998.

    (4) 8-K report dated January 20, 1999.

      All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

    THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

The Company

      Since  December  1996  the  Company  acquired  four   businesses:   Link
International  Technologies,  Inc.  (December,  1996),  Movie Vision  (January
1998), One Medical Services, Inc. (May 1998) and Med-Card (November 1998).

      The products and services offered by theses four companies represent the core of the Company's business. A summary of the Company's four business segments is presented below.

Link International

      Link has developed a series of state-of-the art pre-paid long distance telephone card dispensing machines which allow for payment with bank debit cards, credit cards or cash.

      Link has developed and patented certain technologies which provide unique features for its phone card vending machines. The first and most important feature is that LINK's machine is the only vending machine in the market which can individually activate prepaid phone cards (or other "value stored" cards, including chip-embedded "smart" cards) at the point of sale. All prepaid phone cards stored in LINK's machines are "dead" (i.e. "inactive") until each one is individually activated once cash is received or a customer's credit or debit card has been accepted by the machine and successfully processed. This patented device, using a proprietary bar code technology, eliminates the risk of fraud or theft as well as the need for large capital investment which is required by other machines that dispense only pre-activated (or "live") cards. The machines can be operated either by direct telephone line or wireless technology, at the option of the customer. Second, although LINK's machines accept cash and credit cards, Link's machines are the only vending devices that requires the customer to use personal identification number when purchasing prepaid phones cards with a bank debit card. This particular feature serves to eliminate the expense (ie. "charge backs") to the merchant for mistakenly accepting fraudulent or stolen credit cards.

      Link has also developed a counter top point-of-sale transaction terminal, ("known as the "Debitlink" terminal), primarily for use in the sale of goods and services. This terminal, which accepts bank debit cards as well as major credit cards, includes the capability of pre-paid long distance phone card activation, customer frequency programs, check guarantee and pre-paid cellular time activation. The Debitlink terminal uses the same technology and host reporting as Link's phone card dispensing machines. The Company markets its Debitlink to smaller stores, most of which do not have point-of-sale debit card capability and to retail pharmacies. The Company began marketing Link's Debitlink terminals in August 1997.

      Link also markets its proprietary scrip terminals which provide the same benefits as cash dispensing ATM machines without the prohibitive costs to the merchant. A customer using a bank debit card inserts the card into the terminal and selects a dollar denomination ($5, $10, $20, etc.). The scrip terminal dispenses a receipt to the customer which can be used to pay for merchandise and/or services. The customer receives cash for any difference between the dollar denomination of the scrip and the amount of the purchase. Once the transaction is processed, funds are electronically transferred to the merchant's bank account from the customer's bank account within 48 hours.

      Scrip terminals appeal to fast food restaurants, convenience stores, bars, pharmacies, arcades and other outlets where cash is needed for products or services. While occupying little store space, scrip terminals increase sales by giving customers purchasing power, thereby, generating impulse buying and larger purchases. Similarly, consumers find scrip terminals beneficial due the their convenience and the fact that they provide a safe alternative to isolated ATM's. The Company receives a transaction fee (charged to the customer rather than the retailer) for each transaction processed by the scrip terminal.

      Movie Vision

      Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States.

      One Medical

      One Medical provides a financial processing and communications network for the Home Medical Equipment (HME) industry. Since the Company's DebitLink terminal has the ability to process information and verify insurance medical cards, this network can connect HME buyers with a network of HME vendors. This proprietary network has been designated for the medical and managed healthcare market, but the Company's primary focus at the present time is the retail pharmacy industry.

      The One Medical network allows any pharmacy to be more competitive in the HME marketplace by being able to offer over 23,000 products through an automated catalogue process and a direct connection to local providers of oxygen, appliance repair, nursing care, and other such services. Pharmacies in the network are able to provide their customers with medical supplies and equipment along with product information without sending the customer to another location and thus losing control of the customer. As a result, the network provides pharmacies with the opportunity to capture a greater percentage of the managed healthcare market, generate additional revenues, and simultaneously provide greater service and convenience to their customers.

      MedCard

In November 1998 the Company acquired an exclusive world wide license to software programs and related technology known as the MedCard system. The MedCard system is an electronic processing system which consolidates insurance eligibility verification and processes medical claims and approvals of credit card and debit card payments in under 30 seconds through a single, small terminal.

As of January 20, 1999 the MedCard system was able to retrieve on-line eligibility and authorization information from 77 medical insurance companies and electronically process and submit billings for its healthcare providers to over 1650 companies. These insurance providers include CIGNA, Prudential, Oxford Health Plan, United Health Plans, Blue Cross, Medicaid, Aetna, Blue Cross/Blue Sheild and Metrahealth. Using the MedCard system, patients are relieved from the problems associated with eligibility confirmation and billings, healthcare providers' reimbursements are accelerated and account receivables are reduced. The time it takes to collect payments from insurance providers decreases from months to days. The Company obtains revenues from the sale or lease of its terminals and from fees received from every transaction processed by means of the terminals.

The license was acquired from Dream Technologies, LLC ("Dream") and MedCard Management Systems, Inc. ("MMS") in consideration for $450,000 in cash, 100,000 shares of the Company's common stock and an option to purchase an additional 350,000 shares of common stock at a price of $1.28 at any time prior to November 10, 2001.

The Company also agreed to pay Dream a royalty, not to exceed $250,000 per month, equal to 25% of the net revenues derived by the Company from the MedCard system. Once royalties in any month reach $250,000, the Company is obligated to pay Dream 10% of the net revenues derived by the Company from the MedCard system during that particular month. The term net revenues means the gross revenues received from the use of the MedCard Systems less (a) terminal lease costs of up to $50 per month,: (b) commissions payable to agents which place terminals with end users; and (c) network costs which include (i) claim fees payable to data vendors, (ii) charges for verification of insurance coverage and (iii) similar telecommunications charges related to obtaining claims processing and/or benefits verification information.

      The Company executive offices are located at 18001 Cowan, Suite C & D, Irvine California 92614.

                                  THE OFFERING

      Shares of Common Stock are offered for public sale by the holders of the Company's Series C Preferred Stock if and when the holders of the Preferred Stock elect to convert the Preferred Stock into shares of the Company's Common Stock. Up to 825,000 additional shares of Common Stock are offered for public sale upon the exercise of Warrants which may be issued to the holders of the Series C Preferred Stock under certain circumstances.

      Up to 37,500 shares of Common Stock are offered by the holders of Sales Agent Warrants issued by the Company in connection with the sale of the Series C Preferred Stock.

         The holders of the Preferred Stock Warrants, the Warrants and the Sales Agent Warrants referred to above, to the extent they convert the Preferred Stock into Common Stock or exercise the Warrants or Sales Agent Warrants, may resell the shares they receive upon conversion or exercise from time to time in the public market. The holders of the Preferred Stock, Warrants or Sales Agent Warrants are sometimes referred to in this Prospectus as the "Selling Shareholders". The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. See "Comparative Share Data" and "Selling Shareholders".

Common Stock Outstand-
ing Prior To and After
Offering:                    As  of  January   20,   1999,   the  Company  had
                        11,401,629 shares of Common Stock issued and outstanding. Assuming all shares of the Series C Preferred Stock are converted to 1,404,600 shares of the Company's Common Stock (assuming a conversion price of $1.10 per share) and all Warrants and Sales Agent Warrants are exercised, there will be 13,668,729 shares of Common Stock issued and outstanding. The number of outstanding shares before and after this Offering does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by the Company. See "Comparative Share Data", "Selling Shareholders" and "Description of Securities".

Risk Factors:           The  purchase  of  the  Securities   offered  by  this
                        Prospectus involves a high degree of risk. Risk factors include the Company's history of losses and need for additional capital.

NASDAQ Symbol:          SIMS

Statement of Operations Data:
                                                                 Three Months
                               Years Ended June 30,            Ending September
                               1998              1997             30, 1998
                              ------            ----           -------------
Revenues                      $980,951         $2,923,532           $377,456
Cost of Sales               (523,479)          (1,608,572)          (146,508)
Operating and other
Expenses                  (7,503,483)          (4,657,587)        (1,838,686)
(Loss) Income from
  Discontinued Operations    (63,737)             553,731                  -
Net (Loss)               $(7,109,748)         $(2,788,896)       $(1,607,738)

Balance Sheet Data:
                             June 30, 1998          September 30, 1998
                          -------------------       ------------------

Current Assets              $1,088,022                 $1,276,434
Total Assets                 5,602,751                  5,800,090
Current Liabilities          2,785,015                  2,904,720
Total Liabilities            3,372,542                  3,513,404
Working Capital (Deficit)   (1,697,013)                (1,628,286)
Shareholders' Equity         2,230,209                  2,286,686

No common stock dividends have been declared by the Company since its inception.

                                  RISK FACTORS

      Investors should be aware that ownership of the Common Stock of the Company involves certain risks, including those described below, which could adversely affect the value of their holdings of Common Stock. The Company does not make, nor has it authorized any other person to make, any representation about the future market value of the Company's Common Stock. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares offered by this Prospectus

      The securities offered hereby are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, prospective investors should read this entire Prospectus and carefully consider, among others, the following risk factors in addition to the other information set forth in this Prospectus prior to making an investment.

      History of Losses. The Company has incurred losses since it was formed in 1991. From the date of its formation through June 30, 1998, the Company incurred net losses of approximately $(20,417,000). During the year ended June 30, l998 the Company had a loss of $(7,109,748). During the three months ending September 30, 1998 the Company had a loss of $(1,607,738). The Company expects to continue to incur losses until such time, if ever, as it earns net income. There can be no assurance that the Company will be able to generate sufficient revenues and become profitable.

      The Company is vulnerable to a variety of business risks generally associated with small companies, any one of which could have a material adverse effect on its business, financial condition and results of operations. Potential investors should be aware of the difficulties encountered by small companies and the other risk factors set forth in this section. The Company's future operating results will depend on a number of factors, including the demand for its products and services, government regulation, the Company's ability to compete with much larger companies, its ability to successfully market its products and services, retain qualified sales and other personnel, successfully manage growth (including monitoring an expanded level of operations and controlling costs), and the availability of additional financing,

      The Company's operations have placed, and are expected to continue to place, significant strain on the Company's management, staff, working capital, and financial control systems. The failure to maintain or upgrade financial control systems, to recruit additional staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's systems and controls or staff will be adequate. There can be no assurance that the Company will be able to earn a profit from its operations.

      Need for Capital. This offering is being made on behalf of certain Selling Shareholders. The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. The Company's continued operations will depend upon the availability of additional funding. There can be no assurance that the Company will be able to obtain additional funding, if needed, or if available on terms satisfactory to the Company.

      Competition There can be no assurance that the Company will be able to compete with the numerous other companies which are engaged in the Company's lines of business. Many of these competitors have greater financial and marketing resources than those of the Company.

      Agreements with Credit Card Companies. The Company's point-of-sale terminals and video dispensing machines are capable of operating on an automatic basis as the result of a nationwide credit card system. By means of telephone lines and computers, this system links credit card companies, issuing banks and credit card processing firms throughout the United States and allows products and services to be purchased through credit cards. The Company presently has agreements with credit card processors which authorize the use of various major credit cards in the Company's machines. In order for the Company to continue to have the services of these credit card processors available, the Company is required to meet certain conditions as provided in the agreements between the credit card processors and the Company. In the event the Company fails to meet these conditions, the credit card processors may automatically refuse to accept credit cards, in which case the Company's machines would be unable to process transactions.

      Dependence on Personnel. The future success of the Company will be highly dependent upon the personal efforts of its executive officers and the loss of the services of any of the Company's executive officers could have a material adverse effect on the Company. The Company believes that its future success will also depend upon its ability to attract and retain qualified marketing, operating and programming personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel in the future.

      Market for Company's Securities; Volatility of Securities Prices. Prices for the Company's Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for the Company's Common Stock, the Company's financial results, investor perceptions of the Company, and general economic and other conditions. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility and market prices of many companies, particularly small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

      No Assurance of Continued NASDAQ Listing. Although the Company's Common Stock and Warrants are currently listed on the NASDAQ Small-Cap Market, the National Association of Securities Dealers, Inc. ("NASD") requires, for continued inclusion on the NASDAQ Small-Cap Market, that the Company must maintain $2,000,000 in tangible net worth and that the bid price of the Company's Common Stock must be at least $1.00. Although the Company presently complies with these listing standards, if the Company's securities were delisted from the NASDAQ Small-Cap Market, the Company's securities would trade in the unorganized interdealer over-the-counter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ Small-Cap Market. Securities which are not traded on the NASDAQ Small-Cap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities. There can be no assurance that the Company's securities will remain listed on the NASDAQ Small-Cap Market.

      If the Company's Common Stock was delisted from NASDAQ, trades in such securities may then be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9, if applicable to sales of the Company's securities, may affect the ability of broker/dealers to sell the Company's securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in the Company's securities.

      The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

      Transactions with Affiliates. The Company has in the past entered into transactions and agreements with the Company's management and certain affiliated parties and the Company may in the future enter into other transactions and agreements incident to its business with certain of its affiliates. Although the Company intends that the terms of any such future transactions and agreements will be no less favorable than those which could be obtained from unaffiliated third parties, no assurances can be given that this will be the case.

      Options, Warrants and Convertible Securities. The Company has issued options, warrants and other convertible securities ("Derivative Securities") which allow the holders to acquire additional shares of the Company's Common Stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities underlying certain Derivative Securities will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

      For the terms of these Derivative Securities, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such Derivative Securities may exercise and/or convert them at a time when the Company could obtain additional capital on terms more favorable than those provided by the Derivative Securities. The exercise or conversion of the Derivative Securities will dilute the voting interest of the owners of presently outstanding shares of the Company's Common Stock and may adversely affect the ability of the Company to obtain additional capital in the future. The sale of the shares of Common Stock issuable upon the exercise or conversion of the Derivative Securities could adversely affect the market price of the Company's stock. See "Dilution and Comparative Share Data".

      Shares Available for Resale. As of January 20, 1999, there were 11,401,629 shares of the Company's Common Stock issued and outstanding. Approximately 3,800,000 of these shares have been registered for public sale by means of a separate registration statement which was declared effective by the Securities and Exchange Commission in October 1998. The remaining amount, approximately 7,602,000 shares, are "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended (the "Act").

      Rule 144 provides, in essence, that shareholders, after holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount equal to the greater of l% of the Company's then outstanding Common Stock or the average weekly trading volume, if any, of the stock during the four calendar weeks preceding the sale. Non-affiliates of the Company who hold restricted securities for a period of two years may, under certain prescribed conditions, sell their securities without regard to any of the requirements of the Rule.

      Approximately 5,600,000 shares of restricted stock have satisfied the one year holding period required by Rule 144. The remaining shares of restricted stock will become available for resale pursuant to Rule 144 beginning in March 1999.

      No prediction can be made as to the effect, if any, that the sale of Common Stock (or the availability of such Common Stock for sale) by the holders of the Company's restricted stock will have on the market price of the Company's securities. Nevertheless, the possibility of a substantial number of shares of Common Stock being offered for sale in the public market may adversely affect prevailing market prices for the Common Stock and could impair investors' ability to sell the Company's Common Stock or the Company's ability to raise capital through the sale of its equity securities.

      Lack of Dividends. There can be no assurance that the operations of the Company will result in any profits. At the present time, the Company intends to use available funds to finance any possible growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid.

      Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 1,000,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock would allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                             COMPARATIVE SHARE DATA

      As of January 20, 1999, the present shareholders of the Company owned 11,401,629 shares of Common Stock, which had a net tangible book value of approximately $0.30 per share. The following table illustrates the comparative stock ownership of the present shareholders of the Company, as compared to the investors in this Offering, assuming all shares offered are sold.

                                             Number of Shares    Note Reference

Shares outstanding as of January 20,1999(1)     11,401,629

Shares to be issued upon conversion of Series
C Preferred Stock, assuming conversion price
of $1.10 per share                               1,404,600               A

Shares issuable upon exercise of Warrants          825,000               B

Shares issuable upon exercise of Sales Agent
Warrants                                            37,500

Shares outstanding (pro forma basis) (1)        13,668,729

Net tangible book value per share as of
January 20, 1999                                     $0.30
Equity ownership by present shareholders
after this offering                                    83%

Equity ownership by investors in this offering         17%

(1) Amount excludes shares which may be issued upon the exercise and/or conversion of options, warrants and other convertible securities previously issued by the Company. See table below.

      "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets. Tangible assets exclude goodwill. "Dilution" to investors in this offering will be the difference between the price at which the Preferred Shares are converted into Common Stock and the net tangible book value of the Company's Common Stock at the time of such conversion.

      The purchasers of the securities offered by this Prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of the Company's Common Stock.

    Other Shares Which May Be Issued:

      The following table lists additional shares of the Company's Common Stock which may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by the Company:
                                                  Number of             Note
                                                   Shares             Reference

         Shares issuable upon exercise
          of warrants issued to sales agents
          and financial consultants                238,753               C

         Shares issuable upon conversion of notes
         and exercise of  warrants sold in
         private offering                          256,937               D

         Shares issuable upon exercise of options
         previously granted by Company           2,164,000               E

         Shares issuable upon conversion of
        Series A and Series B Preferred Stock       35,000               F

         Additional shares issuable in connection
         with the acquisition of One Medical
         Services, Inc.:                                                 G
                 Warrant Shares                    187,500
                  Incentive Shares               1,485,000

         Share issuable upon conversion of loan    142,900               H

         Shares issuable upon the exercise of
         Warrants                                  176,670               I

A. In November and December 1998, the Company sold 1,500 shares of its Series C Preferred Stock (the "Preferred Stock") to a group of institutional investors for $1,500,000. Each Preferred Share is convertible into shares of the Company's common stock equal in number to the amount determined by dividing $1,000 by the lower of (i) $1.31 (or $1.11 in the case of 750 shares sold in December), or
(ii) the average price of the Company's common stock for any two trading days during the twenty-two trading days preceding the conversion date. The lower of
(i) or (ii) is the "Conversion Price" for the Series C Preferred Stock.

B. For each Series C Preferred Stock held by a preferred stockholder on certain dates, (the "Warrant Valuation Dates") the Company will issue 50 warrants to the preferred shareholder.

      The Warrant Valuation Dates are generally the following: (1)

                               May 30,  1999
                               June 30, 1999
                               July 30, 1999
                               August 30, 1999
                               September 30,1999
                               October 30, 1999
                               November 30, 1999

(1) The Warrant Valuations Dates are determined in reference to the dates the Series C Preferred Shares were issued. Since the Series C Preferred Shares were issued on different dates, the actual Warrant Valuation Dates are within seven days of the dates shown below.

      Each Warrant entitles the holder to purchase one additional share of the Company's common stock for $1.50 per share (or $1.27 per share in the case of the 750 shares sold in December 1998) at any time during a period ending five years after the Warrant Valuation Date. If none of the Series C Preferred Shares are converted into shares of the Company's common stock prior to November 30, 1999 the Company would be required to issue warrants which would allow the holders of the Series C Preferred Stock to purchase of up to 525,000 shares of the Company's common stock.

      The Company has the right to redeem the Series C Preferred Shares at any time. Depending upon the date of redemption, the Company is required to pay the following amount for each Series C Preferred Share redeemed by the Company, plus all accrued and unpaid dividends up to the Redemption Date.

If Redemption Date is after: (1)  Redemption Price per Series C Preferred
Share

    November 30, 1998                             $1,100
    January 30, 1999                              $1,150
    March 1, 1999                                 $1,200
    April 1, 1999                                 $1,250 (2)

(1) The dates below are determined in reference to the dates the Series C Preferred Shares were issued. Since the Series C Preferred Shares were issued on different dates, the relevant dates after which the Redemption Price changes are within seven days of the dates shown below.

(2) If the Redemption Date is after April 1, 1999 the Redemption Price is the greater of (a) $1,250 or (b) the full economic benefit the holder would derive from converting the Series C Preferred Stock and selling the common stock on the Redemption Date.

      For each share of the Series C Preferred Stock redeemed by the Company the Company has agreed to issue to the former holder of the redeemed shares warrants which will entitle the former holder to purchase 200 shares of the Company's common stock at a price equal to 120% of the closing bid price of the Company's common stock on the date prior to the Redemption Date. The warrants are exercisable during a period ending five years from the Redemption Date. If all 1,500 shares of the Series C Preferred Stock are redeemed by the Company the Company would be required to issue warrants which would allow the former holders to purchase up to 300,000 shares of the Company's common stock.

C. In connection with prior private offerings of the Company's common stock, the Company paid Commissions to the sales agents for such offerings in the form of cash and warrants. The Company has also entered into a number of agreements with various financial consultants. Pursuant to the terms of these agreements, the Company has issued to the financial consultants shares of common stock, plus warrants to purchase additional shares of common stock. The warrants referred to above are exercisable at prices ranging between $2.00 and $7.00 per share and expire between 2001 and 2003.

D. Between February and December l997 the Company sold $1,017,500 of convertible notes (the "Notes"), together with warrants for the purchase of 97,562 shares of the Company's common stock. The Notes bear interest at 8% per annum and are presently due and payable. As of July 31, 1998 Notes in the principal amount of $762,500 (plus accrued interest) have been converted into 534,285 shares of the Company's common stock. The remaining Notes are collectively convertible into 159,375 shares of the Company's Common Stock at a conversion price of $1.60 per share. The Warrants are exercisable at any time prior to May 31, 2000 at prices ranging between $5.00 and $10.00 per share.

E. Options were granted in connection with the Company's stock option plans.

F. See "Description of Securities".

G. Effective May 30, 1998 the Company acquired One Medical Services, Inc. in consideration for 142,349 shares of common stock and 187,500 warrants exercisable at $2.00 per share at any time prior to May 30, 2003. The Company has also agreed to issue to the former owners of One Medical up to 1,485,000 additional shares of common stock depending on the future operating of One Medical. The number of shares to be issued will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001, by the average closing price of the Company's common stock for the five day trading period prior to the end of each quarter.

H. The Company has borrowed $250,000 from an non-affiliated third party. At the option of the third party the loan is convertible into shares of the Company's common stock. The number of shares to be issued upon the conversion of the loan is determined by dividing the principal and accrued interest to be converted by the average market price of the Company's common stock during the five day period prior to conversion. The shares in the table assume the principal amount of the loan is converted when the market price of the Company's common stock is $1.50 per share.

I. In January 1999 the Company sold 883,349 shares of common stock and 176,670 warrants for $530,010, less related offering expenses. Each warrant allows the holder to purchase one additional share of common stock at a price of $1.54.

      The shares referred to in Notes C and D, above, together wiht approximately 3,800,000 additional shares, are being offered for public sale by means of a separate registration statement which was declared effective by the Securities and Exchange Commission in October 1998. The shares issuable upon the exercise of options, and which are referred to in Note E, have been registered for public sale by means of a registration statement on Form S-8 filed with the Securities and Exchange Commission

                              SELLING SHAREHOLDERS

      In November and December 1998, the Company sold 1,500 shares of its Series C Preferred Stock (the "Preferred Stock") to a group of institutional investors for $1,500,000. Each Preferred Share is convertible into shares of the Company's common stock equal in number to the amount determined by dividing $1,000 by the lower of (i) $1.31 (or $1.11 in the case of 750 shares sold in December), or
(ii) the average price of the Company's common stock for any two trading days during the twenty-two trading days preceding the conversion date.

      The Company has also agreed, under certain conditions, to issue warrants to the holders of the Series C Preferred Stock if they do not convert the Series C Preferred Stock for a certain period of time or if the Series C Preferred Shares redeemed by the Company. See "Comparative Share Data" for more detailed information concerning the Warrants .

      In connection with the sale of the Series C Preferred Stock, Settondown Capital International, Ltd., the Sales Agent for such offering, received a cash commission, 45 shares of the Company's Series C Preferred Stock, warrants to purchase 18,750 shares of the Company's Common Stock at $1.50 per share and warrants to purchase 18,750 shares of the Company's common stock at $1.27 per share. The shares issuable upon the conversion of Series C Preferred Stock issued to the Sale Agent, as well as the shares issuable upon the exercise of the Sales Agent's Warrants, are also being offered for public sale by means of this Prospectus.

      The holders of the Preferred Shares, the Warrants and the Sales Agent Warrants, to the extent they convert their Preferred Shares into shares of Common Stock or exercise the Warrants or Sales Agent Warrants, are referred to in this Prospectus as the "Selling Shareholders". The Company will not receive any proceeds from the sale of the shares by the Selling Shareholders.

      The names of the Selling Shareholders are:

                                Shares
                                Which
                                May Be      Shares
                                Acquired    Which
                                Upon Con-   May be                    Share
                                version of  Acquired     Shares to    Owner-
                                Series C    Upon Ex-     be Sold      ship
                    Shares      Preferred   ercise of    in this      After
      Name            Owned     Shares (1)  Warrants     Offering (4) Offering
----------------    --------    ----------  --------     ------------ --------

Tonga Partners, LP     --       454,545     275,000 (2)  729,545        --

Manchester Asset
  Management Ltd.      --       227,272     137,500 (2)  364,772        --

Gilston Corporation
  Ltd.                 --       227,272     137,500 (2)  364,772        --

Augustine Fund, LP     --       227,272     137,500 (2)  364,772        --

HSBC James Capel
  Canada, Inc.         --       227,272     137,500 (2)  364,772        --

Settondown Capital
  International, Ltd.  --        40,909      37,500 (3)   78,409        --

 (1)Represents shares issuable upon the conversion of the Series C Preferred Stock assuming conversion price of $1.10 per share. The actual number of shares to be issued upon the conversion of the Series C Preferred Shares will depend upon the price of the Company's Common Stock at the time of conversion. See "Comparative Share Data".

(2) Represents shares issuable upon the exercise of the Warrants.

(3) Represents shares issuable upon the exercise of the Sales Agent's Warrants.

(4) Assumes all shares owned, or which may be acquired, by the Selling Shareholders, are sold to the public by means of this Prospectus.

      Manner of Sale. The shares of Common Stock owned, or which may be acquired, by the Selling Shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.

      From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign the shares received upon the conversion of the Series C Preferred Stock (the "Conversion Shares") to lenders or others and each of such persons will be deemed to be a Selling Shareholder for purposes of this Prospectus. The number of Conversion Shares beneficially owned by those Selling Shareholders will decrease as and when they transfer, pledge, donate or assign the Conversion Shares. The plan of distribution for the Conversion Shares sold by means of this Prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders for purposes of this Prospectus.

      A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Company's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of the Company's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

      Broker-dealers, underwriters or agents participating in the distribution of the Company's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Shareholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Company's common stock.

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

      The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised the Selling Shareholders that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.
                            DESCRIPTION OF SECURITIES

Common Stock The Company is authorized to issue 40,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders.

Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

      Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and non-assessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company.

      In April 1995, the Company's directors established the Company's Series A Preferred Stock and authorized the issuance of up to 50,000 shares of Series A Preferred Stock as part of this series. Each share of Series A Preferred Stock is entitled to a dividend at the rate of $1.60 per share when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends not declared by the Board of Directors do not cumulate. Upon any liquidation or dissolution of the Company, each outstanding share of Series A Preferred Stock is entitled to distribution of $20 per share prior to any distribution to the holders of the Company's Common Stock. Each share of Series A Preferred Stock is entitled to one vote per share and at any time after July 1, 1999 is convertible into 0.2 of a share of the Company's Common Stock. Subsequent to the establishment of the Series A Preferred Stock, the Company issued 25,250 shares of Series A Preferred Stock to eight persons in consideration for the termination of their franchises with the Company. As of January 15, 1999, 16,000 shares of the Series A Preferred Stock had been converted into shares of the Company's common stock.

      In March 1996, the Company's directors established the Company's Series B Preferred Stock and authorized the issuance of up to 100,000 shares of Series B Preferred Stock as part of this series. Each share of Series B Preferred Stock is entitled to a dividend at the rate of $0.15 per share when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends not declared by the Board of Directors do not cumulate. Upon any liquidation or dissolution of the Company, each outstanding share of Series B Preferred Stock is entitled to distribution of $1.00 per share prior to any distribution to the holders of the Company's Common Stock. Each share of Series B Preferred Stock is entitled to one vote per share and is convertible into 0.25 of a share of the Company's Common Stock. In March 1996 the Company issued 25,000 shares of its Series B Preferred Stock to Melvin Leiner, Donald Marks, James Caprio and Darren Marks (100,000 shares in total) as repayment of loans, each in the amount of $25,000, made by such persons to the Company. As of January 15, 1999 25,000 shares of the Series B Preferred Stock had been converted into shares of the Company's common stock.

      See "Comparative Share Data" for information concerning the Company's Series C Preferred Stock.Transfer Agent

      Corporate Stock Transfer, Inc., of Denver, Colorado, is the transfer agent for the Company's Common Stock.
                                     EXPERTS

      The financial statements as of June 30, 1998 incorporated by reference in this prospectus from the Company's annual report on Form 10-K have been audited by Ehrhardt Keefe Steiner & Hottman, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                 INDEMNIFICATION

      The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      The Company has filed with the Securities and Exchange Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the Exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each document may be inspected at the Commission's offices at 450 Fifth Street,

N.W., Washington, D.C., 20549, and at the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and the Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60681-2511. This Registration Statement and the related exhibits may also be inspected at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Copies may be obtained at the Washington, D.C. office upon payment of the charges prescribed by the Commission.

      No dealer, salesman or other person has been authorized to give any information or to make any representations, other than those contained in this Prospectus. Any information or representation not contained in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.



                                TABLE OF CONTENTS

                                                                        Page

Prospectus Summary  ...................................................
Risk Factors ..........................................................
Comparative Share Data ................................................
Selling Shareholders ..................................................
Description of Securities ............................................
Experts ...............................................................
Indemnification ......................................................
Additional Information ................................................


                                  Common Stock

                            SIMS COMMUNICATIONS, INC.




                                   PROSPECTUS

                                     PART II

                     Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution
             SEC Filing Fee                                       1,626
             Blue Sky Fees and Expenses                           2,000
             Printing and Engraving Expenses                      2,000
             Legal Fees and Expenses                             20,000
             Accounting Fees and Expenses                         3,000
             Miscellaneous Expenses                               1,374
                                                           ------------

             TOTAL                                             $ 30,000
                                                           ============

             All expenses other than the S.E.C. filing fees are estimated.

Item 25.  Indemnification of Officers and Directors.

         The Delaware General Corporation Law and the Company's Bylaws that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 16.  Exhibits

         Exhibits                                       Page Number

1        Underwriting Agreement                                 N/A

3.1      Certificate of Incorporation,                           (1)
         as amended

3.1.1    Amendment to Articles of Incorporation                  (1)

3.2      Bylaws                                                  (l)


4.1      Form of 1993 Incentive Stock Option Plan
         and 1993 Non-Statutory Stock Option Plan                (2)


4.2      Form of Stock Bonus Plan                                (3)


4.3      Designation of Series C Preferred Stock (as amended)    (4)

5        Opinion of Counsel

10       Series C Preferred Stock Purchase Agreement,
         Escrow Agreement, Registration Rights Agreement            (4)
         and Form of Warrant

23.1     Consent of Hart and Trinen

23.2     Consent of Ehrhardt Keefe Steiner & Hottman
         PC

24.      Power of Attorney                            Included as part of the
                                                      Signature Page

(1) Incorporated by reference to the same exhibit filed as part of the Company's Registration Statement on Form SB-2 (Commission File No.
33-70546-A).

(2) Incorporated by reference, and as same exihibit number, from Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(3) Incorporated  by  reference,   and  as  same  exhibit  number,   from
Amendment No. 1 to Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(4) Incorporated by reference, and as same exhibit number, from report on 8-K dated December 14, 1998.

Item 17. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the  Prospectus any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 25th day of January, 1999.

                                       SIMS COMMUNICATIONS INC.


                                       By:   /s/ Mark Bennett
                                              MARK BENNETT, President

                                       By:  /s/ Ian Hart
                                              IAN  HART,  Principal  Financial
                                              Officer and
                                              Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

 /s/ Mark Bennett
Mark Bennett                        Director              January 25, 1999

 /s/ Michael Malet
Michael Malet                       Director              January 25, 1999


Chet Howard                         Director              January 25, 1999

 /s/ George Pursglove
George Pursglove                    Director              January 25, 1999


Cornelia Eldridge                   Director              January 25, 1999

                                    EXHIBIT 5

January 25, 1999
Sims Communications, Inc.
18001 Cowan
Suite C & D
Irvine, CA  92614

Gentlemen:

This letter will constitute an opinion upon the legality of the sale by certain Selling Shareholders of Sims Communications, Inc., a Delaware corporation ("the Company"), of up to 3,672,500 shares of Common Stock, all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares of stock mentioned above and such shares represent fully paid and non-assessable shares of the Company's Common Stock.

Very truly yours,

HART & TRINEN
William T. Hart

                                  EXHIBIT 23(a)

CONSENT OF  ATTORNEYS

Reference is made to the Registration Statement of Sims Communications, Inc., whereby certain Selling Shareholders propose to sell up to 3,672,500 shares of the Company's Common Stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be issued and sold.

Very truly yours,

HART & TRINEN
William T. Hart

Denver, Colorado
January 25, 1999

                                  EXHIBIT 23(b)

INDEPENDENT AUDITORS' CONSENTWe consent to the incorporation by reference in this Registration Statement of Sims Communications, Inc. on Form S-3 of our report dated September 15, 1998, appearing in the Annual Report on Form 10-KSB of Sims Communications, Inc. for the year ended June 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


January 26, 1999


                                            Ehrhardt Keefe Steiner & Hottman PC